MANAGEMENT FEE WAIVER UNDERTAKING

ALLIANCEBERNSTEIN L.P.

1345 Avenue of the Americas

New York, New York 10105

June 1, 2018

AB Multi-Manager Alternative Fund (the “Fund”)

1345 Avenue of the Americas

New York, New York 10105

Dear Sirs:

You are a closed-end, diversified investment company registered under the Investment Company Act of 1940, as amended (the “Act”). You engage in the business of investing and reinvesting your assets in accordance with applicable limitations. Pursuant to an Advisory Agreement dated as of June 5, 2012 (the “Management Agreement”), you have employed us to manage the investment and reinvestment of such assets.

We hereby undertake as follows:

1. Notwithstanding any provision to the contrary contained in the Management Agreement, we shall waive, as provided herein, a portion of the fees payable to us pursuant to the Management Agreement (“Management Fees”). We agree that, through July 31, 2019, the Management Fees shall be waived from their contractual level of 1.50% to 1.00% of your net assets (determined as of the last day of a calendar month and adjusted for subscriptions and repurchases as of the first day of the subsequent month).

2. This Undertaking shall become effective on the date hereof and remain in effect until July 31, 2019 and shall continue thereafter from year to year unless terminated by us upon at least 60 days’ notice prior to July 31, 2019 or the date of any subsequent yearly continuation of this Undertaking of our determination to modify or to terminate this Undertaking at the end of its then current period or unless sooner terminated by your Board of Trustees.

3. Nothing in this Undertaking shall be construed as preventing us from contractually or voluntarily limiting, waiving or reimbursing your expenses outside the contours of this Undertaking during any time period before or after July 31, 2019; nor shall anything herein be construed as requiring that we limit, waive or reimburse any of your expenses incurred after July 31, 2019 or, except as expressly set forth herein, prior to such date.

4. This Undertaking shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the Act.

5. We understand that you will rely on this Undertaking in preparing and filing Registration Statements for the Fund on Form N-2 with the Securities and Exchange Commission, in accruing the Fund’s expenses for purpose of calculating its net asset per share and for other purposes and expressly permit you to do so.

Very truly yours,

ALLIANCEBERNSTEIN L.P.

By:	/s/ David Lesser
David Lesser Assistant Secretary

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